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                                                                     EXHIBIT (a)



                  AGREEMENT FOR PURCHASE AND SALE OF SECURITIES


                                 BY AND BETWEEN


                             KEYSTONE PROPERTY TRUST
                                    ("BUYER")


                                       AND


                CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP
                                   ("SELLER")



                           DATED AS OF APRIL 16, 2001


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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated as of April 16, 2001 (the "AGREEMENT") by and between Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership ("SELLER") and Keystone Property Trust, a Maryland real estate investment trust ("BUYER").

         WHEREAS, Seller desires to sell and transfer to Buyer the securities described on Exhibit A hereto (the "SECURITIES") and Buyer wishes to acquire the Securities on the terms set forth in this Agreement.

         THEREFORE, the parties hereto agree as follows:

         1. SALE AND PURCHASE OF THE SECURITIES. Seller hereby agrees to assign, sell, convey and transfer to Buyer on the dates and in the amounts indicated in Exhibit B hereto (each a "CLOSING DATE") all right, title and interest of Seller in and to the Securities and Buyer, in reliance on the representations and warranties set forth herein, agrees to pay Seller the Purchase Price (as defined herein) in respect of such sale. The certificates representing certain of the common shares of beneficial interest of Buyer ("COMMON SHARES"), as listed on Exhibit A hereto, shall be in genuine and unaltered form, duly endorsed in blank by Seller, or accompanied by a stock power duly executed by Seller, and delivered to Buyer on each applicable Closing Date. On the initial Closing Date as indicated on Exhibit B, each of Buyer and Seller shall instruct DTC to record the transfer to the Buyer of any uncertificated common shares owned by Seller being purchased on such Closing Date. The Securities shall be free and clear of all liens, pledges, claims, security interests, encumbrances, charges, restrictions or limitations of any kind, whether arising by agreement, operation of law or otherwise (collectively, "LIENS"). The aggregate purchase price shall be $30,126,155.50 (the "PURCHASE PRICE"), which represents a per share or unit price of $12.25, subject to a purchase price adjustment of $0.31 per share/unit ($762,376.18 in the aggregate). Buyer shall pay, in accordance with Exhibit B, the applicable portion of the Purchase Price, as adjusted, to the Seller in immediately available funds by wire transfer on the applicable Closing Date to an account designated by the Seller in writing at least two business days prior to such Closing Date.

         2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer that each of the following statements is true and correct as of the date hereof and will be true and correct as of each Closing Date as if made on such date.

         (a) Seller is duly organized, validly existing and in good standing in the state of its organization, with full partnership power and authority to carry on its business as it is now operated and carried on by it.

         (b) Seller has good and marketable title to the Securities, and Seller will convey to Buyer good, valid and marketable title to the Securities free and clear of all Liens.

         (c) Seller has all requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms.

         (d) The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not violate or be in conflict with,

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or constitute a breach of or default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms of any law, regulation, order, judgment, instrument, contract, license or other agreement to which Seller is a party or by which Seller or its assets are bound or which would prevent the consummation of this transaction, and no consent or approval of any third party or any government, state, province, county or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative function of, or pertaining to, governing (collectively, "Governmental Authority") is necessary in order to permit Seller to execute and deliver this Agreement and perform the transactions contemplated hereby.

         (e) The Seller has not sold, transferred, pledged or otherwise disposed of, or converted or exchanged, or granted any option or other right with respect to, any of the Securities.

         (f) Seller has not employed any broker or finder or incurred any liability for any brokerage fees or commissions in connection with the transactions contemplated by this Agreement.

         (g) There is no suit, claim, action, proceeding or investigation pending or, to the Seller's knowledge, threatened against the Seller or its affiliates or any of their predecessors with respect to the Securities at law or in equity or before any Governmental Authority or before any arbitrator of any kind and, to the Seller's knowledge, there is no reasonable basis for any such suit, claim, action, proceeding or investigation. The Seller has not been a party to any such suit, claim, action, proceeding or investigation during the past two years relating to the Securities, nor has any such suit, claim, action, proceeding or investigation been threatened in writing by or against the Seller.

         (h) Seller acknowledges that neither the Buyer nor any of its agents or affiliates solicited the sale of the Securities by Seller and that the transactions contemplated hereby qualifies as an "unsolicited purchase" under Rule 102 of Regulation M promulgated under the rules and regulations of the Securities Act of 1933, as amended.

         3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller that each of the following statements is true and correct as of the date hereof and will be true and correct as of each Closing Date as if made on such date.

         (a) Buyer is duly organized, validly existing and in good standing in the state of its incorporation, with full trust power and authority to carry on its business as it is now operated and carried on by it. Buyer has all requisite trust power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms.

         (b) The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not violate or be in conflict with, or constitute a breach of or default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms of any law, regulation, order, judgment, instrument, contract, license or other agreement to which Buyer is a party or by which Buyer or its assets are bound or which would prevent the consummation of this transaction, and no consent or approval of any Governmental Authority is necessary in order to permit Buyer to execute and deliver this Agreement and perform the transactions contemplated hereby.

         (c) Buyer has not employed any broker or finder or incurred any liability for any brokerage fees or commissions in connection with the transactions contemplated by this Agreement.

         4. COVENANTS.

         (a) From the date hereof until the last Closing Date, Seller will not, and will direct its employees, agents and other representatives (including, without limitation, any financial advisor, attorney or accountant retained by Seller) not to, directly or indirectly, solicit, encourage, or participate in any way in discussions or negotiations with, or provide any information, data or assistance to, any third party (other than Buyer and its affiliates) concerning any acquisition of, or other transaction involving, the Securities. Seller will promptly communicate to Buyer in writing the terms of any proposal or contact it may receive in respect of any such transaction.

         (b) Each party to this Agreement shall execute and deliver, or cause to be executed and delivered, all such instruments and shall take all such actions as the other party may reasonably request in order to effect the intent and purposes of and to carry out the terms of this Agreement.

         (c) Seller shall give Buyer and its authorized representatives, at all reasonable times during regular business hours and on reasonable advance notice, access to all information reasonably available to it which is necessary to Buyer to enable Buyer to evaluate the merits and risks of purchasing the Securities.

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         (d) The Seller shall not sell, transfer, pledge or otherwise dispose of, or convert or exchange, or grant any option or other right with respect to, any of the Securities.

         (e) Seller shall not exercise its conversion rights with respect to any of its common units of limited partnership in Keystone Operating Partnership, L.P. (the "OPERATING PARTNERSHIP").

         5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements contained or made in, or in connection with, this Agreement shall survive each Closing Date, notwithstanding any investigation conducted with respect thereto or any knowledge acquired as to the accuracy or inaccuracy of any such representation or warranty or any breach or non-performance of any such covenant or agreement.

         6. INDEMNIFICATION.

         (a) Seller agrees to defend, indemnify and hold harmless Buyer, and its trustees, officers, employees, agents and any of their successors and assigns, from and against any and all losses, damages, claims, suits, proceedings, liabilities, costs and expenses (including settlement costs, interest, penalties, reasonable attorney's fees and any reasonable legal or other expenses for investigation or defense of any actions or threatened actions) (collectively, "LOSSES" or "CLAIMS," as the context requires) which may be imposed, sustained, incurred or suffered or asserted as a result of, relating to or arising out of (i) the breach of any representation or warranty of Seller contained in this Agreement; (ii) any failure by Seller to perform any covenant, agreement or obligation of Seller contained in this Agreement; and (iii) Seller's ownership of the Securities prior to the last Closing Date, including liabilities for taxes, charges, fees and periodic deposits (including interest and penalties) determined to have been due to any Governmental Authority during the period that Seller owned or held the Securities.

         (b) Buyer agrees to defend, indemnify and hold harmless Seller and its partners, officers, directors, employees, agents and any of their successors and assigns from and against any and all Losses or Claims which may be imposed, sustained, incurred or suffered or asserted as a result of, relating to or arising out of (i) the breach of any representation or warranty of Buyer contained in this Agreement; and (ii) any failure by Buyer to perform any covenant, agreement or obligation of Buyer contained in this Agreement.

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         7. CONFIDENTIALITY. All information furnished in writing by one party to this Agreement to another party to this Agreement in connection with this Agreement and the transactions contemplated hereby shall be kept confidential by the receiving party and shall be used by the receiving party only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information (i) is information which the receiving party can demonstrate was already known to the receiving party when received; (ii) thereafter becomes lawfully obtainable from other sources through no act or failure to act on the part of the receiving party; or (iii) is required to be disclosed pursuant to applicable law, rules or regulations (including the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder or the rules of any stock exchange), provided, that the receiving party shall disclose only so much of the confidential information as is legally required.

         8. MISCELLANEOUS.

         (a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of counsel and accountants, shall be paid by the party incurring the same.

         (b) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be delivered personally, sent facsimile transmission, or sent next-day delivery via Federal Express or a similar overnight courier. All communications to Seller hereunder should be sent to Crescent Real Estate Equities Limited Partnership, 777 Main Street, Suite 2100, Ft. Worth, Texas 76102, Attn: Jason Anderson, telephone:
(817) 321-2100, facsimile: (817) 321-2050, with a copy to Sylvia M. Mahaffey, Shaw Pittman, 2300 N Street, N.W., Washington, DC 20037, telephone: (202) 663-8000, facsimile: (202) 663-8007 or to such other person or address as Seller shall furnish to Buyer in writing. All communications to Buyer hereunder should be sent to Keystone Property Trust, 200 Four Falls Corporate Center, Suite 208, West Conshohocken, Pennsylvania 19428, Attn: General Counsel, telephone: (484) 530-1800, facsimile: (484) 530-0131, with a copy to Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, NY 10166, Attn: Robert E. King, Jr., Esq., telephone: (212) 878-8000, facsimile: (212) 878-8375.

         A notice shall be deemed given for purposes of this Agreement (i) on the date of delivery, if delivered personally or sent by facsimile transmission, and (ii) on the first business day following the date of dispatch if sent next-day delivery via Federal Express or similar a overnight courier. Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice.

         (c) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF MARYLAND (WITHOUT GIVING EFFECT TO ANY CONFLICTS OR CHOICE OF LAWS PROVISIONS THAT WOULD CAUSE THE APPLICATION OF THE DOMESTIC SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION).

         (d) This Agreement may not be amended, modified, superseded, cancelled, renewed or extended except by a written instrument signed by both Buyer and Seller; provided, that Buyer may assign its rights under this Agreement to the Operating Partnership.

         (e) If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and inoperative to the extent it may conflict with any applicable statute or rule of law and shall be deemed modified to conform


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with such statute or rule of law and shall in no way affect the validity or enforceability of the other provisions of this Agreement or the rights of the parties hereto.

         (f) This Agreement may be executed simultaneously in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (g) EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         (h) Seller shall pay or cause to be paid all stamp, transfer or similar taxes required to be paid in connection with the sale to the Buyer of the Securities, and shall cause all appropriate stock transfer tax stamps to be affixed to the certificates representing the Securities so sold and delivered. The Seller shall file, independently or jointly with the Buyer, as the law requires, all transfer tax filings required to be filed by it in connection with the sale and delivery to the Buyer of the Securities.

         (i) Each party hereto further agrees that, at any time and from time to time, upon the written request of the other party hereto, it will execute and deliver such further instruments and do such further acts and things reasonably necessary, desirable or proper as the requesting party may reasonably request in order to effect the purposes of this Agreement.


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         IN WITNESS WHEREOF, the parties have executed this Agreement, acting by their duly authorized agents, as of the date first above written.




KEYSTONE PROPERTY TRUST



By:  /s/ Robert F. Savage, Jr.
   ----------------------------------
Name:  Robert F. Savage, Jr.
Title: Executive Vice President,
        Chief Operations Officer



CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

By: Crescent Real Estate Equities, Ltd., its sole general partner



By:  /s/ Jason E. Anderson
   -----------------------------------
Name:  Jason E. Anderson
Title: Vice President, Investments

                                                                       EXHIBIT A


                                   Securities


1,693,471         Common Shares of Beneficial Interest of Keystone Property
                  Trust represented by:


                  Certificate:              Amount:

                  K 0063                    5,493
                  K 0058                    74,398
                  K 0053                    1,207,021



                  The balance of the shares (406,559) are in street name, are not certificated and were issued electronically through DTC's
                  DWAC.



765,807           Units of Limited Partnership of Keystone Operating Partnership, L.P.

                                                                       EXHIBIT B



                                  Closing Dates



The initial Closing Date shall take place on April 27, 2001 and the Seller will assign, sell, convey and transfer to Buyer in accordance with Section 1 of this Agreement all right, title and interest of Seller in and to the 765,807 common units of limited partnership in Keystone Operating Partnership, L.P. and 486,450 common shares (representing the uncertificated common shares and the common shares represented by certificates K 0063 and K 0058) for an aggregate price of $15,340,148.25 subject to a purchase price adjustment of $388,199.67 resulting in a net payment to Seller from Buyer of $14,951,948.58.

The second Closing Date shall take place on May 1, 2001 and the Seller will assign, sell, convey and transfer to Buyer in accordance with Section 1 of this Agreement all right, title and interest of Seller in and to the 1,207,021 common shares represented by certificate K 0053 for an aggregate price of $14,786,007.25 subject to a purchase price adjustment of $374,176.51 resulting in a net payment to Seller from Buyer of $14,411,830.74.